EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM SCHEDULES SECOND-QUARTER 2014 EARNINGS CONFERENCE CALL FOR AUGUST 7 AND PROVIDES COMMODITY DERIVATIVE UPDATE

Second-Quarter 2014 Conference Call
Thursday, August 7, 2014
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 866.515.2910
International dial-in number: 617.399.5124
Conference Code: 74636508

TULSA, OK - July 16, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), will host a conference call on Thursday, August 7, 2014 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its second-quarter 2014 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces preliminary results for its commodity derivatives for the second quarter of 2014 and its updated basic and diluted weighted-average shares outstanding.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on August 7, 2014 through Thursday, August 14, 2014. Participants may access this replay by dialing 888.286.8010, using conference code 20677420.

Commodity Derivatives
For the three months ended June 30, 2014, Laredo expects to report a loss on derivatives of approximately $63.1 million, including approximately $4.4 million net cash paid on settlements of matured derivatives. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended June 30, 2014, basic and diluted weighted-average shares outstanding were approximately 141.298 million and 143.845 million, respectively, and for the six months ended June 30, 2014, basic and diluted weighted-average shares outstanding were 141.183 million and 143.466 million, respectively.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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